Exhibit (23)(d)(1)

WAIVER/REIMBURSEMENT AGREEMENT

WAIVER/REIMBURSEMENT AGREEMENT, dated as of March 3, 2008, between SELIGMAN FRONTIER FUND, INC., a Maryland corporation (the “Fund”) and J. & W. SELIGMAN & CO. INCORPORATED, a Delaware corporation (the “Manager”). The Manager hereby agrees to waive its management fee and/or reimburse the Fund’s “other expenses” to the extent set forth in the Fund’s prospectuses dated March 3, 2008.

J. & W. SELIGMAN & CO. INCORPORATED		SELIGMAN FRONTIER FUND, INC.

By:	/s/ Brian T. Zino	By:	/s/ Lawrence P. Vogel
	Brian T. Zino		Lawrence P. Vogel

TITLE:	President	TITLE:	Vice President and Treasurer

DATE:	March 3, 2008	DATE:	March 3, 2008

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